Exhibit 99.1

PRESS RELEASE

Contact:

Monique Greer

303-426-6262

mgreer@allos.com

ALLOS THERAPEUTICS’ PRALATREXATE GRANTED ORPHAN MEDICINAL
PRODUCT DESIGNATION FOR THE TREATMENT OF BLADDER CANCER
BY THE EUROPEAN COMMISSION

WESTMINSTER, Colo., March 17, 2009 — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that the European Medicines Agency (EMEA), with a positive opinion of the Committee for Orphan Medicinal Products, has granted orphan medicinal product designation to the Company’s novel antifolate, pralatrexate, for the treatment of non-papillary transitional cell carcinoma (TCC) of the urinary bladder, a form of bladder cancer.  The Company is currently investigating pralatrexate in a Phase 2 study in patients with advanced or metastatic relapsed TCC of the urinary bladder.  In April 2007, the EMEA granted orphan drug designation to pralatrexate for the treatment of patients with peripheral T-cell lymphoma.

“This additional orphan drug designation supports our global development strategy for pralatrexate,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics, Inc.  “We value the positive recognition from the EMEA of the unmet medical need for effective new therapies for the treatment of patients with bladder cancer.  In addition, the orphan medicinal product designation further strengthens our program for pralatrexate by offering important clinical development and commercialization benefits.”

The EMEA Orphan Medicinal Product Designation is intended to promote the development of drugs that may provide significant benefit to patients suffering from rare diseases identified as life-threatening or very serious.  Under EMEA guidelines, Orphan Medicinal Product Designation provides ten years of potential market exclusivity once the product candidate is approved for marketing for the designated indication in the European Union.  Orphan Medicinal Product Designation also provides potential protocol assistance, advice on the conduct of clinical trials, a reduced Marketing Authorization Application (MAA) filing fee for the drug’s sponsor and the potential for grant funding.

About Bladder Cancer

Bladder cancer is the ninth most common cancer with an estimated 356,600 new cases of bladder cancer worldwide each year.  Non-papillary TCC of the urinary bladder is a life-threatening condition.  According to the American Cancer Society, an estimated 68,810 new cases of bladder cancer were expected to be diagnosed in the United States in 2008. Transitional cell carcinoma, or TCC, is the most common form of bladder cancer, accounting for more than 90% of all bladder cancers.  There are currently no approved agents for the treatment of advanced or metastatic relapsed non-papillary TCC of the urinary bladder.

About Pralatrexate

Pralatrexate is a novel targeted antifolate designed to accumulate preferentially in cancer cells. Based on preclinical studies, the Company believes that pralatrexate selectively enters cells expressing RFC-1, a protein that is over expressed on cancer cells compared to normal cells.  Once inside cancer cells, pralatrexate is efficiently polyglutamylated, which leads to high intracellular drug retention.  Polyglutamylated pralatrexate essentially becomes “trapped” inside cancer cells, making it less susceptible to efflux-based drug resistance.  Acting on the folate pathway, pralatrexate interferes with DNA synthesis and triggers cancer cell death.  The Company believes pralatrexate has the potential to be delivered as a single agent or in combination therapy regimens.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer.  In February 2009, the Company announced the final results from PROPEL, the Company’s pivotal Phase 2 trial of pralatrexate in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).  The PROPEL trial was conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment (SPA) process.  Based on the results of the PROPEL trial, the Company intends to submit a New Drug Application to the U.S. Food and Drug Administration for pralatrexate for the treatment of relapsed or refractory PTCL in the first half of 2009.  The Company is also investigating pralatrexate in patients with non-small cell lung cancer and a range of lymphoma sub-types.  The Company currently retains exclusive worldwide rights to pralatrexate for all indications.  For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the Company’s intent and projected timeline to submit a New Drug Application for pralatrexate as a treatment for patients with relapsed or refractory PTCL; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the design of or data collected from the PROPEL trial may not be adequate to demonstrate the safety and efficacy of pralatrexate for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support FDA approval; that the Company’s New Drug Application may not be accepted for priority review or at all by the FDA; that the FDA may disagree with the Company’s interpretations of data from preclinical studies and clinical trials involving pralatrexate, including the PROPEL trial, or otherwise determine such data are not sufficient to support approval; that the Company may experience difficulties or delays in the initiation, progress or completion of its clinical trials, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; and that the Company may lack the financial resources and access to capital to support its future operations, including the potential commercialization of pralatrexate if approved for marketing. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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